Exhibit 24

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that Dubai Holding LLC (the "Company") does hereby make, constitute and appoint any two of David Smoot, Michael Gordon, Maissan Al Maskati and Rami Kilajian acting together, as his true and lawful attorneys, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under or in relation to the Securities Exchange Act of 1934 (as amended, the "Act") with respect to securities in Och-Ziff Capital Management Group LLC which may be deemed to be beneficially owned by the Company under the Act, and to take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney in fact, may be of benefit to, in the best interest of, or legally required by the Company, it being understood that the documents executed by such attorney-in-fact on behalf of the Company pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-infact may approve in such attorney-in-fact's discretion, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the Company or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly caused this Power of Attorney to be executed as of this 17th day of December, 2012.

DUBAI HOLDING LLC

By:	/s/ Mohammad Al Gergawi
Name: Mohammad Al Gergawi
Title: General Manager